Exhibit 99.1

The Hanover Reports First Quarter Net Income and

Operating Income of $2.97 and $1.96 per Diluted Share, Respectively;

Combined Ratio of 95.8%; Combined Ratio, Excluding Catastrophes, of 92.2%

WORCESTER, Mass., May 1, 2019 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $122.4 million, or $2.97 per diluted share, in the first quarter of 2019, compared to $67.7 million, or $1.57 per diluted share, in the prior-year quarter. Operating income(1) was $80.7 million, or $1.96 per diluted share, for the first quarter of 2019. This compared to operating income of $66.1 million, or $1.54 per diluted share, in the prior-year quarter. The difference between net and operating income in the first quarter of 2019 is primarily due to an after-tax increase in the fair value of equity securities of $38.4 million, or $0.93 per diluted share.

First Quarter Highlights

•	Catastrophe losses of $39.4 million, or 3.6 points, including current year losses of $52.9 million, or 4.8 points, and favorable development on prior-year catastrophes of $13.5 million, or 1.2 points
•	Net premiums written increase of 2.7%, which reflects growth in more profitable segments, partially offset by specific underwriting initiatives
•	Continued price increases in both Commercial and Personal Lines, with an increase of 5.2% in Core Commercial(2) Lines and 5.0% in Personal Lines(3)
	Three months ended
	March 31
($ in millions, except per share data)	2019	2018
Net premiums written	$1,098.0	$1,068.7
Net income	122.4	67.7
per diluted share	2.97	1.57
Operating income	80.7	66.1
per diluted share	1.96	1.54
Net investment income	70.2	66.0
Book value per share	$71.95	$68.56
Ending shares outstanding	40.7	42.5
Combined ratio	95.8%	96.6%
Catastrophe ratio	3.6%	6.2%
Combined ratio, excluding catastrophes(4)	92.2%	90.4%
Current accident year combined ratio, excluding catastrophes(5)	92.2%	90.4%
•	Net investment income of $70.2 million, up 6.4% from the prior-year quarter, driven by the investment of cash flows from operations and deployable equity related to the sale of Chaucer
•	Book value per share of $71.95, up 3.1% from December 31, 2018
(1)	See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

“We delivered strong first-quarter results, including operating income of $1.96 per diluted share and an adjusted operating ROE of 13%(6),” said John C. Roche, president and chief executive officer at The Hanover. “We are very pleased with our performance in the current market, as demonstrated by pricing increases of 5% or more in each of our businesses: Personal, Core Commercial and Specialty lines. We posted an overall written premium growth of 2.7%, delivering on our strategy to focus on our most profitable segments, while executing targeted underwriting initiatives in Commercial Auto and our Program Business. Excluding these two areas, we increased premiums by 4.3%(7), maintaining growth momentum in Personal Lines, Small Commercial and most of our specialty businesses.  Our strong agency partnerships and increased investments in innovative product and service solutions give us confidence in our ability to continue to sustain strong profitable growth going forward.”

“Our underwriting results and the combined ratio of 95.8% for the quarter were in line with our expectations.” said Jeffrey M. Farber, executive vice president and chief financial officer. “We continued to benefit from the leverage on our fixed expenses from growth, while operating efficiencies enabled us to increase business investments. Despite an active catastrophe quarter in our geographic footprint, our catastrophe losses were not significantly elevated – validating the effectiveness of our prior underwriting initiatives. Our loss ratios remain in line with our expectations, as we achieve meaningful price increases and actively manage our business mix. Net investment income increased 6%, driven by increasing operating cash flows and the investment of capital from the Chaucer sale in the fourth quarter of 2018. These results, together with our continued focus on effective capital management, position us well to continue to deliver industry-leading returns.”

First Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $80.2 million, compared to $61.4 million in the first quarter of 2018. The Commercial Lines combined ratio was 94.2%, compared to 97.2% in the prior-year quarter. Catastrophe losses were $10.4 million, or 1.6 points of the combined ratio, compared to $38.0 million, or 6.0 points of the combined ratio, in the prior-year quarter. First quarter 2019 catastrophe losses included $23.9 million, or 3.7 points, of current accident year losses, primarily from winter weather events in the Midwest and Northeast. First quarter 2019 catastrophe losses also included favorable development of $13.5 million, or 2.1 points, primarily reflecting the agreement with a third party to sell the company’s subrogation rights related to certain 2017 and 2018 California wildfire losses.

First quarter 2019 results included $7.5 million, or 1.1 points, of net favorable prior-year reserve development, excluding catastrophes, driven primarily by releases in Workers’ Compensation and Commercial Multiple Peril (“CMP”), partially offset by reserve increases in the Commercial Auto line as a result of elevated bodily injury severity. This compared to net favorable prior-year reserve development, excluding catastrophes, of $1.6 million, or 0.3 points, in the first quarter of 2018.

Commercial Lines current accident year combined ratio, excluding catastrophes, increased by 2.2 points to 93.7%, from 91.5% in the prior-year quarter. The current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(8), increased by 2.6 points to 58.8%, driven primarily by Other Commercial Lines and Commercial Auto. The increase in Other Commercial Lines’ current accident year loss and LAE ratio was due to large loss activity in the Hanover Specialty Industrial property business, including two significant losses. Variability in this highly profitable line is expected from time to time, given the nature of the risks involved. The higher Commercial Auto current accident year loss and LAE ratio reflects loss selection increases made in the second half of 2018 in response to elevated severity in bodily injury coverage. These increases were partially offset by an improvement in the Workers’ Compensation current accident year loss and LAE ratio.

The expense ratio improved by 0.4 points in the first quarter of 2019, attributable to fixed cost leverage from premium growth and the timing of certain expenses. Further expense savings from operating efficiencies achieved were used to fund increased investments in the business.

Net premiums written were $677.4 million in the quarter, up 0.8% from the prior-year quarter, as growth in the more profitable businesses, including Technology, Professional Lines, Marine, and Small Commercial, was partially offset by underwriting initiatives in Commercial Auto and the Hanover Program business. Core Commercial business price increases averaged 5.2% for the first quarter, while retention was stable at 82.7%.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended
	March 31
($ in millions)	2019	2018
Net premiums written	$677.4	$671.9
Net premiums earned	652.4	629.0
Operating income before taxes	80.2	61.4
Loss and LAE ratio	59.3%	61.9%
Expense ratio(9)	34.9%	35.3%
Combined ratio	94.2%	97.2%
Prior year development ratio	(1.1)%	(0.3)%
Catastrophe ratio	1.6%	6.0%
Combined ratio, excluding catastrophes	92.6%	91.2%
Current accident year combined ratio, excluding catastrophes	93.7%	91.5%

Personal Lines

Personal Lines operating income before taxes was $26.8 million in the quarter, compared to $34.3 million in the first quarter of 2018. The Personal Lines combined ratio was 98.2%, compared to 95.8% in the prior-year quarter. Catastrophe losses were $29.0 million, or 6.6 points of the combined ratio, driven by winter weather events in the Midwest and Northeast, which compared to $27.5 million, or 6.7 points, in the prior-year quarter. First quarter 2019 results included $7.5 million, or 1.7 points, of net unfavorable prior-year reserve development, primarily related to elevated bodily injury severity in Personal Auto. This compared to unfavorable prior-year reserve development of $1.6 million, or 0.4 points, in the first quarter of 2018.

Personal Lines current accident year combined ratio, excluding catastrophe losses, increased by 1.2 points to 89.9%, from 88.7% in the prior-year quarter, driven by a higher current accident year loss ratio, partially offset by a lower expense ratio. Higher losses in Homeowners were principally driven by a more typical level of non-catastrophe weather-related loss activity in the first quarter of 2019, compared to lower than usual non-catastrophe weather-related losses in the first quarter of 2018. A higher loss ratio in Personal Auto reflects the recognition of increased severity trends in bodily injury coverage.

The expense ratio improved by 0.3 points in the first quarter of 2019, attributable to fixed cost leverage from premium growth. Further expense savings from operating efficiencies achieved were used to fund increased investments in the business.

Net premiums written were $420.6 million in the quarter, up 6.0% from the prior-year quarter, due to higher renewal premium, primarily attributable to rate increases. Personal Lines average rate increases in the first quarter of 2019 were 5.0%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended
	March 31
($ in millions)	2019	2018
Net premiums written	$420.6	$396.8
Net premiums earned	442.7	413.5
Operating income before taxes	26.8	34.3
Loss and LAE ratio	70.6%	67.9%
Expense ratio	27.6%	27.9%
Combined ratio	98.2%	95.8%
Prior year development ratio	1.7%	0.4%
Catastrophe ratio	6.6%	6.7%
Combined ratio, excluding catastrophes	91.6%	89.1%
Current accident year combined ratio, excluding catastrophes	89.9%	88.7%

Investments

Net investment income was $70.2 million for the first quarter of 2019, compared to $66.0 million in the prior-year quarter. The increase was primarily due to the continued investment of operating cashflows and the investment of the remaining proceeds from the sale of Chaucer. These increases were partially offset by lower limited partnership income. The average pre-tax earned yield on fixed maturities was 3.61% and 3.64% for the quarters ended March 31, 2019 and 2018, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended March 31, 2019 was 3.65%, down from 3.84% in the prior-year quarter.

In the first quarter of 2019, net realized and unrealized investment gains recognized in earnings were $48.2 million, primarily due to an increase in the fair value of equity securities during the period. In the first quarter of 2018, net realized and unrealized investment losses recognized in earnings were $22.9 million, which included $0.6 million of impairment charges.

The company held $7.9 billion in cash and invested assets on March 31, 2019. Fixed maturities and cash represented 85% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized gains on the fixed maturity portfolio at the end of the first quarter of 2019 were $66.7 million before taxes, an increase in fair value of $151.1 million since December 31, 2018. This change was due to lower prevailing interest rates and tightening credit spreads in the first quarter of 2019.

Shareholders’ Equity and Capital Actions

On March 31, 2019, book value per share was $71.95, up 3.1% from December 31, 2018, primarily due to earnings accretion. Unrealized and realized gains from investments were offset by the regular quarterly dividend and the impact of the accelerated share repurchase (“ASR”) agreement, including normal dilution, as well as timing of the delivery of the remaining shares under the ASR agreement.

On January 2, 2019, pursuant to the terms of the ASR agreement, the company paid $250.0 million and received an initial delivery of about 1.8 million shares of common stock, which was approximately 80% of the number of shares initially expected to be repurchased under this agreement. The remaining shares are expected to be delivered to the company in the second quarter of 2019.

Earnings Conference Call

The Hanover will host a conference call to discuss its first quarter results on Thursday, May 2, at 10:00 a.m. Eastern Time.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Web-cast participants should go to the website 15 minutes early to register, download and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover's first quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheet
	March 31	December 31
($ in millions)	2019	2018
Assets
Total investments	$7,744.5	$7,287.4
Cash and cash equivalents	168.5	1,020.7
Premiums and accounts receivable, net	1,179.4	1,176.7
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,663.2	1,648.6
Other assets	1,204.2	1,208.9
Assets held-for-sale	23.6	57.4
Total assets	$11,983.4	$12,399.7
Liabilities
Loss and loss adjustment expense reserves	$5,381.6	$5,304.1
Unearned premiums	2,287.8	2,277.8
Debt (2018 includes the $125.0 FHLB loan retired on January 2, 2019)	653.0	777.9
Other liabilities (2018 includes the special dividend for an aggregate $193.4 million)	722.0	1,063.0
Liabilities held-for-sale	12.0	22.2
Total liabilities	$9,056.4	$9,445.0
Total shareholders’ equity	2,927.0	2,954.7
Total liabilities and shareholders’ equity	$11,983.4	$12,399.7

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statement	Three months ended
	March 31
($ in millions)	2019	2018
Revenues
Premiums earned	$1,095.1	$1,042.5
Net investment income	70.2	66.0
Net realized and unrealized investment gains (losses)
Net realized gains (losses) from sales and other	(0.4)	0.6
Net change in fair value of equity securities	48.6	(22.9)
Net other-than-temporary impairment losses on investments recognized in earnings	-	(0.6)
Total net realized and unrealized investment gains (losses)	48.2	(22.9)
Fees and other income	6.0	5.9
Total revenues	1,219.5	1,091.5
Losses and expenses
Losses and loss adjustment expenses	699.6	670.9
Amortization of deferred acquisition costs	229.5	218.7
Interest expense	9.4	11.3
Other operating expenses	132.4	131.5
Total losses and expenses	1,070.9	1,032.4
Income from continuing operations before income taxes	148.6	59.1
Income tax expense	26.0	8.6
Income from continuing operations	122.6	50.5
Discontinued operations:
Gain from sale of Chaucer business, net of taxes	0.9	-
Income (loss) from Chaucer business, net of taxes	(0.3)	17.3
Loss from discontinued life business, net of taxes	(0.8)	(0.1)
Net income	$122.4	$67.7

The following is a reconciliation from operating income to net income(10):

The Hanover Insurance Group, Inc.
	Three months ended March 31
	2019		2018
($ In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$80.2		$61.4
Personal Lines	26.8		34.3
Other	2.8		(2.4)
Total	109.8		93.3
Interest expense	(9.4)		(11.3)
Operating income before income taxes	100.4	$2.44	82.0	$1.91
Income tax expense on operating income	(19.7)	(0.48)	(15.9)	(0.37)
Operating income after income taxes	80.7	1.96	66.1	1.54
Non-operating items:
Net realized gains (losses) from sales and other	(0.4)	(0.01)	0.6	0.01
Net change in fair value of equity securities	48.6	1.18	(22.9)	(0.53)
Net other-than-temporary impairment losses on investments recognized in earnings	-	-	(0.6)	(0.01)
Income tax benefit on non-operating items	(6.3)	(0.15)	7.3	0.16
Income from continuing operations, net of taxes	122.6	2.98	50.5	1.17
Discontinued Operations:
Gain from sale of Chaucer business, net of taxes	0.9	0.02	-	-
Income (loss) from Chaucer business, net of taxes	(0.3)	(0.01)	17.3	0.40
Loss from discontinued life business, net of taxes	(0.8)	(0.02)	(0.1)	-
Net income	$122.4	$2.97	$67.7	$1.57
Weighted average shares outstanding		41.2		43.1

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “projects,” “forecasts,” “potential,” “should,” “could,” “continue,” “outlook,” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations or projections that involve significant judgement, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the Company’s statements regarding:

•

The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding or including both prior-year reserve development and/or catastrophe losses; catastrophe losses; growth of net investment income, net premiums written and/or net premiums earned; expense ratio; operating return on adjusted or unadjusted average equity; and/or the effective tax rate;

•

Uses of capital, whether generated through normal business operations or a sale of an entity (including the remaining proceeds from the Chaucer sale), for share repurchases, special or ordinary cash dividends and/or business investments, among others;

•

Variability of catastrophe losses due to risk concentrations, changes in weather patterns, terrorism or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;

•	Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer tail” lines;
•

The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, or other factors;

•	Efforts to manage expenses, while allocating capital to business investment, which is at management’s discretion;
•

Mix improvement and pricing segmentation actions, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products believed to be less profitable; offset long-term and/or short-term loss trends due to increased frequency; increased social inflation from a more litigious environment, increased property replacement costs, and/or social movements;

•

The ability to generate growth in targeted segments through new agency appointments; rate increases, retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and

•	Investment returns and the ability to increase new money yields, which are dependent on the macro-economic interest rate environment.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•	Adverse claims experience, including those driven by large or increased frequency of catastrophe events (including terrorism) and severe weather;
•

The uncertainty in estimating weather-related losses, and the limitations and assumptions used to model other property and casualty losses (particularly with respect to products with longer tails or involving emerging issues related to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;

•	Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages;
•	The ability to increase or maintain insurance rates in line with anticipated loss costs;
•

Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk and general financial and economic conditions;

•	Disruption of our independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers;
•	Competition, particularly from competitors who have resource advantages;
•	The economic and macroeconomic environment, including inflation and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturity investments;
•

Adverse state and federal regulation, legislative and/or regulatory actions (including efforts currently underway to revise Michigan’s automobile personal injury protection and catastrophic reinsurance system);

•	Financial ratings actions, in particular downgrades to our ratings;
•	Operational and technology risks and evolving technological and product innovation, including the risk of cyber-security attacks or breaches on the company’s systems or resulting in claim payments;
•	Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations; and
•	The ability to collect from reinsurers, and the performance of the discontinued voluntary pools business (including those in the Other segment or in Discontinued Operations).

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and should understand the risks and uncertainties inherent in or particular to the company’s business. We do not undertake the responsibility to update or revise our forward-looking statements.

Non-GAAP Financial Measures

As discussed on pages 40-41 of the company’s Annual Report on Form 10-K for the year ended December 31, 2018, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss and LAE ratios excluding catastrophe losses and reserve development.

Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), fair value changes on equity securities, gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the weighted average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the 2018 Annual Report on pages 72-74.

Net realized investment gains and losses, which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before both interest expense and taxes. In reference to one of the company’s three segments, “operating income” is the segment income before both interest expense and taxes. The Hanover believes that metrics of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a separate discussion excluding the effect of catastrophe losses is meaningful for investors to understand the underlying trends and variability of periodic earnings, losses and combined ratio results.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding prior-year reserve development is helpful to investors since it provides insight into both its estimate of current accident year results and the accuracy of prior-year estimates. Calendar year loss and LAE ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development.  Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP.  A reconciliation of operating income to income from continuing operations and net income for the relevant periods ended March 31, 2019 and 2018 is set forth in the table on page 8 of this document and in the Financial Supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development.  The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Operating return on equity (“ROE”) and adjusted operating ROE are non-GAAP measures. See end note (6) for a detailed explanation of how these measures are calculated. Operating ROE is based on non-GAAP operating income, and adjusted operating ROE is a measure of operating income as a return on only that portion of shareholders’ equity attributable to the continuing business, and therefore, “the un-deployed equity”, and related net investment income, is excluded. This eliminates the dilutive impact of any excess capital that would have been included in “the un-deployed equity” for the corresponding periods presented. Management believes that these measures are helpful to investors and financial analysts in that they provide insight to the capital used by, and results of, continuing operations exclusive of interest, taxes and other non-operating items. These measures should not be construed as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire company and without adjustments.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include three operating segments: Commercial Lines, Personal Lines and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1)

Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on page 7 of the First Quarter 2019 Financial Supplement. Price increases in Commercial Lines represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, inflation or changes in policy level exposure or insured risks.

	Three months ended			Three months ended
	March 31, 2019			March 31, 2018
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$402.5	$274.9	$677.4	$398.7	$273.2	$671.9
Net premiums earned	$382.4	$270.0	$652.4	$368.5	$260.5	$629.0

(3)

Price increases in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies available for renewal, regardless of whether or not policies are actually renewed. Pricing changes do not represent actual increases or decreases realized by the company.

(4)

Combined ratio, excluding catastrophes, is a non-GAAP measure, which is equal to the combined ratio, excluding catastrophe losses. This measure and measures excluding prior-year reserve development (“current accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes:

	Three months ended
	March 31, 2019
	Commercial Lines	Personal Lines	Total

Total combined ratio	94.2%	98.2%	95.8%
Less: catastrophe ratio	1.6%	6.6%	3.6%
Combined ratio, excluding catastrophe losses	92.6%	91.6%	92.2%

	Three months ended
	March 31, 2018
	Commercial Lines	Personal Lines	Total

Total combined ratio	97.2%	95.8%	96.6%
Less: catastrophe ratio	6.0%	6.7%	6.2%
Combined ratio, excluding catastrophe losses	91.2%	89.1%	90.4%

(5)

Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP combined ratio to the current accident year combined ratio, excluding catastrophes:

Three months ended
March 31, 2019
	Commercial Lines	Personal Lines	Total
Total combined ratio	94.2%	98.2%	95.8%
Less:
Prior-year reserve development ratio	(1.1)%	1.7%	-
Catastrophe ratio	1.6%	6.6%	3.6%
Current accident year combined ratio, excluding catastrophe losses	93.7%	89.9%	92.2%

March 31, 2018
Total combined ratio	97.2%	95.8%	96.6%
Less:
Prior-year reserve development ratio	(0.3)%	0.4%	-
Catastrophe ratio	6.0%	6.7%	6.2%
Current accident year combined ratio, excluding catastrophe losses	91.5%	88.7%	90.4%

(6)

Operating Return on Average Equity and Adjusted Operating Return on Average Equity (“Operating ROE” and “Adjusted Operating ROE”) are non-GAAP measures. Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (under the heading in this press release “Non-GAAP Financial Measures”, see end note (1)), by the sum of the total shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the quarter presented, divided by the number of quarters presented in the period. Total shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, as of December 31, 2018 was adjusted by the payment of $250 million made on January 2, 2019 related to the ASR entered into on December 30, 2018. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure.  For Adjusted Operating ROE, shareholders’ equity is further adjusted for “the un-deployed equity”, which is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure, and is reconciled in the table on the following page. Additionally, for the calculation of Adjusted Operating ROE, Operating Income, net of tax, is adjusted for the net investment income related to un-deployed equity attributable to Chaucer, net of tax. Operating ROE and Adjusted Operating ROE should not be construed as substitutes for GAAP ROE. See calculations in table on page 17, including the calculation of GAAP ROE using net income and average shareholders’ equity without adjustments:

	Period ended
($ in millions)	December 31,	March 31,
	2018	2019
Total shareholders' equity (GAAP)	$2,954.7	$2,927.0
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	(27.2)	90.7
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	2,981.9	2,836.3
Less: Payment made on January 2, 2019 for the ASR agreement entered into on December 30, 2018	(250.0)	-
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and including the ASR payment	2,731.9	2,836.3
Less: Pre-sale, equity attributable to Chaucer; or post-close, un-deployed equity	(406.6)	(406.6)
Adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and pre-sale, equity attributable to Chaucer; or post-close, un-deployed equity	$2,325.3	$2,429.7

Average shareholders' equity (GAAP)		$2,940.9
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and including the ASR payment		$2,784.1
Average adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and pre-sale, equity attributable to Chaucer; or post-close, un-deployed equity		$2,377.5

($ in millions)	Three months ended
March 31
Net Income ROE (non-GAAP)	2019
Net Income (GAAP)	$122.4
Annualized net income*	$489.6
Average shareholders' equity (GAAP)	$2,940.9
Return on equity	16.6%
Operating Income ROE (non-GAAP)
Annualized operating income, net of tax*	$322.8
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and including the ASR payment	$2,784.1
Operating return on equity	11.6%
Adjusted Operating Income ROE (non-GAAP)
Annualized operating income, net of tax*	$322.8
Less: Annualized net investment income related to un-deployed equity attributable to Chaucer, net of tax**	($11.7)
Annualized operating income, including adjustment for NII related to un-deployed equity attributable to Chaucer, net of tax	$311.1
Average adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and pre-sale, equity attributable to Chaucer; or post-close, un-deployed equity	$2,377.5
Adjusted operating return on equity	13.1%

*For the three months ended March 31, 2019, annualized net and operating income is calculated by multiplying three months ended net income and operating income, respectively, by four.

**Annualized net investment income related to un-deployed equity attributable to Chaucer is calculated by multiplying the un-deployable equity attributable to Chaucer by the total annualized pre-tax yield, net of tax.

(7)	The following is a reconciliation of net premiums written to net premiums written, excluding Commercial Auto and Program Businesses:

	March 31,	March 31,
	2019	2018	Growth
Consolidated net premiums written	$1,098.0	$1,068.7	2.7%
Less:
Commercial Auto	85.8	89.7	(4.3)%
Program Business	46.3	52.8	(12.4)%
Net premiums written, excluding Commercial Auto and Program Business	$965.9	$926.2	4.3%

(8)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses:

Three months ended
March 31, 2019
	Commercial Lines	Personal Lines	Total
Total loss and LAE ratio	59.3%	70.6%	63.9%
Less:
Prior-year reserve development ratio	(1.1)%	1.7%	-
Catastrophe ratio	1.6%	6.6%	3.6%
Current accident year loss and LAE ratio, excluding catastrophes	58.8%	62.3%	60.3%

March 31, 2018
Total loss and LAE ratio	61.9%	67.9%	64.2%
Less:
Prior-year reserve development ratio	(0.3)%	0.4%	-
Catastrophe ratio	6.0%	6.7%	6.2%
Current accident year loss and LAE ratio, excluding catastrophes	56.2%	60.8%	58.0%

(9)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(10)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.